As filed with the Securities and Exchange Commission on July 1, 2005

                                            Registration No. 333-125446

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         |X| PRE-EFFECTIVE AMENDMENT NO. 1

                         |_| POST-EFFECTIVE AMENDMENT NO.

                               CLIPPER FUNDS TRUST
                               -------------------
               (Exact Name of Registrant as Specified in Charter)

             9601 Wilshire Blvd., Suite 800, Beverly Hills, CA 90210
             -------------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (800) 776-5033
                                 --------------
                         (Registrant's Telephone Number)

                                 James H. Gipson
                       9601 Wilshire Boulevard, Suite 800
                         Beverly Hills, California 90210
                     (Name and Address of Agent for Service)

                                 with copies to:
                                 Michael Glazer
                     Paul, Hastings, Janofsky & Walker, LLP
                             515 South Flower Street
                          Los Angeles, California 90071

         No filing fee is due because the Registrant will be deemed to have registered an indefinite number of shares under the Securities Act of 1933 pursuant to Section 24(f) under the Investment Company Act of 1940, upon the effective date of the Registrant's registration statement on Form N-1A.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

           The Registrant's prospectus/proxy statement, statement of additional information, and Part C filed on Form N-14 (File No. 333-125446) are incorporated herein by reference.

                                   SIGNATURES

        As required by the Securities Act of 1933, as amended, this amended registration statement has been signed on behalf of the Registrant, in the City of Beverly Hills, and State of California on the 1st day of July, 2005.

                                            CLIPPER FUNDS TRUST



                                            By: /s/ James H. Gipson
                                                -------------------
                                                James H. Gipson
                                                Chairman and President



        As required by the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signatures                          Title                       Date
           ----------                          -----                       ----

/s/ James H. Gipson              President and Chairman of the      July 1, 2005
-------------------              Board of Trustees
James H. Gipson                  (Principal Executive Officer)

/s/ Michael Kromm                Treasurer                          July 1, 2005
-----------------                (Principal Accounting Officer)
Michael Kromm

/s/ F. Otis Booth, Jr.*          Trustee                            July 1, 2005
-----------------------
F. Otis Booth, Jr.

/s/ Lawrence P. McNamee*         Trustee                            July 1, 2005
------------------------
Lawrence P. McNamee

/s/ Norman B. Williamson *       Trustee                            July 1, 2005
--------------------------
Norman B. Williamson

/s/ James H. Gipson
-------------------
*By:  James H. Gipson
Attorney-in-Fact